UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 27, 2025

SYLVAMO CORPORATION

(Exact name of registrant as specified in its charter)

Commission file number 001-40718

Delaware	86-2596371
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

6077 Primacy Parkway, Memphis, Tennessee	38119
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (901) 519-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1 per share par value	SLVM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

Letter Agreement Regarding Riverdale Supply Agreement

On October 27, 2025, Sylvamo North America, LLC (“Sylvamo NA”), a wholly-owned subsidiary of Sylvamo Corporation (the “Company”), and International Paper Company (“IP”) entered into a letter agreement effective as of October 1, 2025 (the “Letter Agreement”) that amends and sets forth certain other agreements regarding the Supply and Offtake Agreement (Riverdale) by and between IP and Sylvamo NA, dated as of September 30, 2021 (the “Supply Agreement”).

The Supply Agreement was entered into in connection with the Company’s spin-off from IP in 2021. Under the agreement, IP’s Riverdale, Alabama, mill (the “Riverdale Mill”) supplies certain products that the Company sells to some of its customers. In August 2025, IP announced plans to convert paper machine no. 16 at the Riverdale Mill to the production of containerboard by the third quarter of 2026. In anticipation of the planned conversion, Sylvamo N.A. and IP have entered into the Letter Agreement.

Primary terms of the Letter Agreement:

•

IP will continue to supply Sylvamo under the Supply Agreement through April 30, 2026, and then IP will wind down supply during the month of May. The Supply Agreement will terminate on May 30, 2026, unless extended as provided in the Letter Agreement.

•

Pricing under the Supply Agreement increases with volume purchased, at stated volume thresholds, to provide IP with an incentive to produce greater volume as it commences winding down operations at the Riverdale Mill.

•	Sylvamo N.A.’s right to acquire sheeting assets located at the Riverdale Mill, which is set forth in the Supply Agreement, is clarified and amended.

Except for the Letter Agreement, the Supply Agreement remains in full force and effect without modification. A summary of the material terms of the Supply Agreement was included in the Company’s Information Statement under “The Distribution — Relationships Between Sylvamo and International Paper Following the Distribution – Supply and Offtake Agreements,” filed as Exhibit 99.1 to the Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on September 3, 2021 (the “Information Statement”). A copy of the Supply Agreement was included as Exhibit 10.6 to the Form 8-K filed by the Company with the SEC on October 1, 2021 (the “October 2021 8-K”). A copy of the Letter Agreement is attached hereto as Exhibit 10.1.

First Amendment to Brazil Payment Agreement

On October 27, 2025, Sylvamo N.A., Sylvamo Papers Holding S.à r.l. (“Sylvamo Sub”), a wholly-owned subsidiary of the Company, and International Paper Holdings (Luxembourg) S.à r.l., as successor in interest to International Paper Investments (Luxembourg) S.à r.l. (“IP Sub”) and a subsidiary of IP, entered into an amendment (the “Amendment”) to the Brazil Payment Agreement, dated as of September 30, 2021, by and among such parties (the “Brazil Payment Agreement”).

The Brazil Payment Agreement was entered into in connection with the spin-off of the Company from IP. It provides that if certain forestlands of Sylvamo Sub and its affiliates in Brazil are sold, then Sylvamo Sub will pay IP Sub $100 million (the “Brazil Payment”), guaranteed by Sylvamo N.A. (all dollar amounts in this Form 8-K are USD).

Primary Terms of the Amendment:

•

It reduces the Brazil Payment amount by $15 million. The reduction is implemented automatically in five equal annual installments, by subtracting $3 million from the Brazil Payment amount on each September 1st of 2026 through 2030. Installment reductions will cease if the Brazil Payment is paid in full before September 1, 2030.

•

It further reduces the Brazil Payment amount by a variable amount. The variable amount is a percentage of certain amounts paid to IP under the Supply Agreement for purchases during the period from October 1, 2025, through May 31, 2026 (or if the parties terminate early or extend the Supply Agreement, through the date that it terminates). The reduction will be effective the 30th day after termination.

Except for the Amendment, the Brazil Payment Agreement remains in full force and effect without modification. A summary of the material terms of the Brazil Payment Agreement was included in the Information Statement under “The Distribution — Relationships Between Sylvamo and International Paper Following the Distribution – Brazil Payment Agreement.” A copy of the Brazil Payment Agreement was included as Exhibit 10.15 to the October 2021 8-K. A copy of the Amendment is attached hereto as Exhibit 10.2.

The foregoing descriptions of the Letter Agreement and Amendment do not purport to be complete and are qualified in their entirety by the above-referenced information in the Information Statement, the Supply Agreement, the Letter Agreement, the Brazil Payment Agreement and the Amendment, each of which is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth above in Item 1.01 “Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

10.1*	Letter Agreement, dated October 27, 2025, between Sylvamo North America, LLC, and International Paper Company

10.2*	First Amendment to Brazil Payment Agreement, dated October 27, 2025, among International Paper Investments (Luxembourg) S.à r.l., Sylvamo Papers Holding S.à r.l., and Sylvamo North America, LLC

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Portions of Exhibits 10.1 and 10.2 have been omitted as not material and of a type that the registrant treats as confidential

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 29, 2025	Sylvamo Corporation

	By:	/s/ Matthew Barron
	Name:	Matthew Barron
	Title:	Senior Vice President and Chief Administrative and Legal Officer